As filed with the Securities and Exchange Commission on August 28, 1998

                         Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           Hollywood Productions, Inc.
               (Exact Name of Registrant as Specified in Charter)

Delaware                           5130                               11-3871821
(State of Incorporation)           (Primary Standard Industrial       (IRS Employer Identification No.)
                                   Classification Code)


            14 East 60th Street, Suite 402, New York, New York 10022
               (Address and Telephone Number of Principal Offices)

                           Harold Rashbaum, President
                         14 East 60th Street, Suite 402
                            New York, New York 10022
                                 (212) 688-9223
            (Name, Address and Telephone Number of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

     If any of the securities being registered on this Form S-3 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                                  Proposed            Proposed Maximum Aggregate
     Title of Each Class        Amount to be Registered           Maximum                 Offering Price(1)        Amount of
        of Securities                                          Offering Price                                      Registration Fee
      to be Registered                                          Per Share(1)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          2,686,944                      --                          --                         --
Purchase Warrants(2)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,                         2,686,944                    $4.00                     $10,747,776                 $3705.83
$.01 par value (3)
------------------------------------------------------------------------------------------------------------------------------------

Totals...........                                                                            $10,747,776                 $3705.83
====================================================================================================================================

     (1) Total estimated solely for the purpose of determining the registration fee, based on the exercise price of the Distribution Warrants ($4.00).

     (2) Represents Warrants being distributed to the Company's sharesholders.

     (3) Represents shares of Common Stock issuable upon exercise of the Warrants, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

         Item in Form S-3                                                               Prospectus Caption


1    Forepart of the Registration Statement                              Covero Page and Cover Page of Registration Statement
     and Outside Front Cover of Prospectus

2    Inside Front and Outside Back Cover Pages                           Continued Front Page, Table of Contents

3    Summary Information, Risk Factors and Ratio
     of Earnings to Fixed charges                                        Prospectus Summary, Risk Factors

4    Use of Proceeds                                                     The Offering

5    Determination of Offering Price                                     Plan of Distribution, Cover Page, Risk Factors

6    Dilution                                                            Risk Factors

7    Selling Securityholders                                             Selling Stockholders

8    Plan of Distribution                                                Cover Page, Plan of Distribution

9    Description of Securities to be Registered                          Incorporation of Certain Documents by Reference

10   Interests of Named Experts and Counsel                              Legal Opinions, Experts

11   Material Changes                                                    Prospectus Summary

12   Incorporation of Certain Information by Reference                   Incorporation of Certain Information by Reference

13   Disclosure of Commission Position on Securities Act Liabilities     Item 15. Indemnification of Officers and Directors

                  Subject to Completion, dated August 28, 1998

PROSPECTUS     2,686,944 REDEEMABLE DISTRIBUTION WARRANTS

                           Hollywood Productions, Inc.

          This Prospectus covers the sale of 2,686,944 redeemable common stock purchase warrants (the "Distribution Warrants"), issued in connection with a distribution (the "Distribution") to the shareholders of Hollywood Productions Inc. (the "Company") and 2,686,944 shares of common stock, par value $.01 per share (the "Common Stock") issuable upon the exercise of the Distribution Warrants. Each shareholder of record on May 8, 1998 (the "Shareholders") is entitled to receive one Distribution Warrant for each share of Common Stock owned. The Distribution Warrants and shares of Common Stock issuable upon the exercise thereof (collectively referred to hereinafter as the "Securities"), shall be in registered form when issued and delivered to the Company's shareholders, in accordance with a warrant agreement between the Company and its registrar, whereby, upon receipt the Distribution Warrants may be sold or transferred. The Distribution Warrants are redeemable by the Company at any time, commencing one year from issuance, upon 30 days' prior notice, at a redemption price of $.05 each, provided that the closing bid quotation of the Common Stock for at least 20 consecutive trading days, ending on the third day prior to the date on which the Company gives notice, has been at least $6.00. The Distribution Warrants will remain exercisable during the 30 day notice period.

          Each Distribution Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $4.00 for a period of three years, commencing one year after issuance. The issuance date shall be the date of this Prospectus. The Company shall use its best efforts to distribute the Distribution Warrants within 14 days of the effective date of this Prospectus.

          The Company's Common Stock and existing warrants (the "Warrants") are quoted on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbols "FILM" and "FILMW", respectively. The Company has applied for the listing of the Distribution Warrants on Nasdaq, though no assurances can be given that they will be listed. Quotation on Nasdaq does not imply that there is a meaningful sustained market for the Common Stock or that if one is developed that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Company's securities will be available for trading in the over-the-counter market on the OTC Bulletin Board.

                  THE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" ON PAGE 7.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 28, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The
Commission maintains a World Wide Web site that contains reports, proxy, and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The  following  documents,   heretofore  filed  by  the  Company  with  the
Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as filed on April 10, 1998, and the amendment to Form 10-KSB for the fiscal year ended December 31, 1997, as filed on April 15, 1998; and

     2. The Company's Quarterly Report on Form 10-QSB for the quarters ended March 31, 1998 and June 30, 1998, as filed on April 16, 1998 and August 14, 1998, respectively; and

     3. A description of the Company's securities is contained in the Company's registration statement on Form 8-A filed July 29, 1996; and

     4. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (1) above, are incorporated herein by reference.

     Each document filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Hollywood Productions, Inc., 14 East 60th Street, New York, NY 10022, telephone (212) 688-9223.

                                     SUMMARY

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere in this Prospectus and the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1997, quarterly report on Form 10-QSB for the quarter ended June 30, 1998 and other reports incorporated by reference herein. Unless otherwise indicated, the share and per share information in this Prospectus gives effect to the 1-for-3 reverse stock split in February 1998. Statements contained in this Prospectus which are not historical facts are forward looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements with respect to plans, projections or future performance of the Company and are subject to risks and uncertainties which could cause actual results to differ materially from those projected.


General

         Hollywood Productions, Inc. (the "Company") is a Delaware Corporation, which was organized in December 1995. The Company was formed for the purpose of acquiring screen plays and producing independent motion pictures using named talent with smaller budgets, typically ranging between $1,000,000 to $3,000,000, though it has and may produce and pursue the production of motion pictures with budgets of less than $1,000,000 or more than $3,000,000.

         In addition to its motion picture business the Company acquired Breaking Waves, Inc., a New York corporation ("Breaking Waves") in accordance with a stock purchase agreement dated May 1996, which acquisition was contingent on and simultaneously consummated with the Company's initial public offering in September 1996. Unless the context otherwise requires, all references to the "Company" include its wholly owned subsidiary, Breaking Waves and each of its films, "Dirty Laundry" and "Battle Studies".

     As of June 30, 1998, the Company's total assets were $5,914,084 and stockholders' equity was $5,815,972. For the year ended December 31, 1997, the Company had a net loss of $423,467. For the six months ended June 30, 1998, the Company had net income of $148,631.

Motion Picture Business

The Film - Dirty Laundry

         In March 1996, the Company entered into a property acquisition agreement and a co-production agreement with Rogue Features, Inc., an unaffiliated entity, to acquire the rights to and co-produce a motion picture of the screenplay "Dirty Laundry." Pursuant to the terms of the purchase agreement and production agreement, the Company provided all but $100,000 of the financing for the production of Dirty Laundry. The Company completed the filming of Dirty Laundry in June 1996 and completed the editing in December 1996. In August, 1997 the Company entered into a licensing agreement with Trident Licensing Inc.

         In June 1998 the Company entered into a six-month agreement with Artistic License Films, as agent, for the theatrical distribution of the film in the United States. The agreement provides that the distributor shall seek to have the film premiere in a limited distribution in New York and Los Angeles within six months of the agreement. The distributor is to receive 25% of gross receipts received by the Company from the theatrical exploitation of the film during the term of the agreement. The Company and the distributor are planning to have the film premiere on September 25, 1998. Revenues to the Company shall be based on attendance at the showings of the film. After its theatrical distribution the Company shall seek to further distribute the film through cable television including pay-per-view, premium channels, and standard channels, public television and through the sale of video tapes. As of June 30, 1998, the Company has incurred costs of $1,957,042, earned revenues of $164,875, and amortized costs of $163,392, in connection with the production of "Dirty Laundry."

The Film - Battle Studies

         In April 1998 the Company entered into a co-production agreement with Norfolk Films, Inc. ("Norfolk") for the production of a film entitled "Battle Studies". The Company and Norfolk formed a limited liability company to finance, produce, and distribute the film, which commenced production in April 1998 and the principal photography of the film was completed in May 1998 at a total cost of $265,000. The film was written, directed and co-produced by Efraim Horowitz. The film is a contemporary ghost story about power, greed, love, and Leonardo Da Vinci's lost notebook. The estimated production budget is approximately $440,000 of which the Company has committed to fund 50%. In accordance with the terms of the co-production agreement, the proceeds of the film will be distributed first to reimburse 135% of the costs of the picture and the remaining proceeds shall be distributed 60% to Norfolk and 40% to the Company. The film is currently being edited. Presently, the Company does not have any distribution agreement for the exploitation of the film, however, the Company plans on submitting the film for critical review in upcoming film festivals.

Business of Breaking Waves, Inc.

         Breaking Waves designs, manufactures, and distributes a line of private label girls swimwear and accessory items, including "Breaking Waves," "All Waves," "Making Waves," "Small Waves," and a line of a brand name label called "Daffy Waterwear." The Daffy Waterwear label is used pursuant to a licensing agreement between the Company and Beach Patrol, Inc. In addition, commencing with the 1999 season the Company has commenced the offering of a line of swimwear using the "Jet Ski" trademark, for girl's, boy's and men's swimwear.

         The Company entered into a licensing agreement with Kawasaki Motors Corp., USA ("Kawasaki") to use the Jet Ski trademark. Jet Ski is the brand name used for all of Kawasaki's personal watercraft though out the world. The license agreement commenced July 1, 1997 and shall continue through May 31, 1999. In addition, the Company has the right to extend the agreement for an additional one-year period. Under the terms of the agreement, the Company shall pay to Kawasaki 5% of the net sales price of the goods sold under this line.

         The Company sells its swimwear and accessory items through its showroom sales staff and through independent sales representatives. The Company's customers include the Dillard and Federated department store groups as well as Kids R Us, Sears, Wal-Mart, T.J. Maxx, and Marshalls.

Private Placements

         The Company has consummated the raising of approximately $750,000 in additional equity. In February 1998, the Company completed a private placement of 300,000 shares of its Common Stock at a price of $.65 per share raising approximately $195,000. In April 1998, the Company completed a private placement of 350,000 shares of the Company's Common Stock at a price of $1.60 per share raising approximately $560,000.

         The Company's executive offices are located at 14 East 60th Street, Suite 402, New York, New York 10022. Breaking Waves has a showroom is located at 112 West 34th Street, New York, New York 10016 and leases an office at 8410 N.W. 53rd Terrace, Miami, Florida 33166. The Company's telephone number at its principal office is (212) 688-9223.

                                  The Offering

Securities Outstanding:

     Prior to Distribution:

        Common Stock(1)                                  2,686,944 Shares
        Warrants                                         1,280,000
        Distribution Warrants                            0

     After Distribution:

        Common Stock(1)                                  2,686,944 Shares
        Warrants                                         1,280,000
        Distribution Warrants                            2,686,944

Risk Factors                                             This Distribution involves a high degree of risk.  See "Risk Factors."

Use of Proceeds                                          The proceeds from the exercise of the Distribution Warrants will be applied to general working capital of the Company, if and when the Distribution
                                                         Warrants are exercised. All the expenses of this Distribution will be paid by the Company.

NASDAQ Symbols (2)                                       Common Stock          - FILM
                                                         Warrants                   - FILM
                                                         Distribution Warrants - FILMZ







                                  RISK FACTORS

         An investment in the securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be carefully considered before purchasing the securities offered by this Prospectus. The purchase of the securities offered hereby should not be considered by anyone who cannot afford the risk of loss of their entire investment. Statements contained in this Prospectus which are not historical facts may be considered forward looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

General Business Risks

         1. Losses from Operations; Accumulated Deficit. Since formation in 1995 the Company has had losses of $423,467 and $221,982 for the years ended December 31, 1996 and 1997, respectively, though the Company's sales had increased to $5,307,115 from $4,814,134 for the same period. For the six months ended June 30, 1998, the Company has a net profit of $148,631 verse a loss of $181,159 for the same period in 1997, and sales increased approximately 21% to $4,092,491 from $3,372,285 for the same period. As of June 30, 1998 the Company had an accumulated deficit of $496,818, which could adversely affect the Company's ability to conduct its operations. There can be no assurance that the Company's revenues or results of operations will not decline further in the future, that the Company will not continue to have losses, or that the Company will be able to continue funding such losses if they continue.

         2. Limited Experience of Management. The Company's officers had limited experience, prior to the production of Dirty Laundry of assessing the potential of a screenplay, producing a motion picture, or in distributing and marketing a motion picture. In addition, prior to purchasing Breaking Waves management had limited experience in operating a apparel company. The lack of experience of management may adversely affect the operations of the Company and ultimately, the value of an investment in the Company. The likelihood of success of the Company must be considered in light of management's inexperience, together with the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a business with a limited operating history and the competitive industries in which the Company operates. Further, there can be no assurances that the Company's management will be able to successfully implement its business plan or that it will not encounter unanticipated result, increased costs, or material delays in its implementation or ability to implement its business plans.

Risks Associated with the Company's Film Business

     3. No Guarantee of any Return on its Investment in Producing Motion Pictures; No Assurances of the Receipt of Revenues; Need for Additional Capital. The co-production agreements for Dirty Laundry and Battle Studies provide that the Company and the co-producer shall have the right to recover 100% and 135%, respectively, of their investment with respect to the production costs of the films from revenues, if any, from the release, distribution and exploitation of the film. The Dirty Laudry agreement requires the first proceeds to be paid $50,000 to each of Jay Thomas and Tess Harper pursuant to their participation agreements. Additional proceeds received shall be distributed pursuant to the terms of the agreements.

     As of June 30, 1998, the Company had incurred costs of $1,957,042 and earned revenues of $164,875 in connection with the production of "Dirty Laundry." As of May 31, 1998, the Company and the film's co-producer have incurred costs of $265,000 in connection with the production of "Battle Studies." As of the date of this Prospectus, the production of "Battle Studies" was in the editing phase and accordingly, no revenues have been earned in connection with this production. The Company can not assess whether its investment or future investments in either film will be recouped by the Company or that a profit will be obtained.

         The production release of a motion picture is subject to numerous uncertainties, and there can be no assurance that the Company's strategy will be successful, that its release schedule will be met or that it will achieve its financial goals. There can be no assurance that any revenues will be realized from the distribution of the Dirty Laundry or revenues from Battle Studies, or any other motion picture produced by the Company in the future. Even in the event revenues are generated from the distribution of a film, there can be no assurances that the Company will receive any of such revenues, due to revenue sharing rights of artists and creative personnel in additional to arrangements with other investors. In addition, in the event that the Company receives revenues from the distribution of a film, there can be no assurances that such revenues will be sufficient to return to the Company the full amount of its investment in the Dirty Laundry or Battle Studies or that future motion pictures acquired, produced, and released by the Company will earn sufficient revenues to repay any investment or cost incurred in their production. Though aggregate revenues in the film industry from all markets are substantial, the costs of producing films are also substantial. The combination of these and other factors has caused a large portion of films produced to be unprofitable.

         4. High Costs of Motion Picture Production; Likelihood of Going Over Budget. The Company anticipates that the motion pictures it produces will cost between $1,000,000 and $3,000,000, depending on the film, though it has and may in the future produce films with budgets below $1,000,000. The likelihood of the success of each film and the Company's ability to stay on budget and on schedule for each film must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the production of a motion picture. Dirty Laundry went approximately $250,000 over budget. Due to unforeseen problems and delays including; illness, weather, technical difficulty, and human error, most films go over budget. In addition, the lack of experience of management in this industry, the limited operating history and capital of the Company, and the competitive environment in which the Company operates, may cause increased expenses due to mistakes and delays in the production of the films.


         5. Need for Additional Funding for Movie Operations. The Company currently has produced two films, one of which it is seeking distribution and sale for and the other which is in post filming production, which will take another 12 weeks. The Company estimates that between 36 and 52 weeks will elapse between the commencement of expenditures by the Company in the acquisition of a screenplay, the production of a motion picture and the release of such film. Additionally, it is anticipated that no revenues will be received from the exploitation of such film for an additional period of between 16 weeks and 36 weeks thereafter, if at all. Therefore, the Company may not have the capital needed, at times, for production or distribution costs of additional films due to the delay in the receipt of revenues from its prior investments. Presently, the Company does not have the funding to commence the purchase and production of any additional films. In the event it desire to produce another film prior to receiving revenues, if any, from its current films, it will have to seek additional capital.

         The Company believes that it currently has sufficient funds to meet its anticipated cash requirements for the next 12 months, notwithstanding its desire within such period to produce an additional film. There can be no assurance that it is correct in such belief or that, if necessary, it will be able to obtain any funding or if available that it will be on terms acceptable to the Company.

         6. Inability to Obtain Distribution of the Films; Consumer Preferences. The success of a film in theatrical distribution, television, home video, and other ancillary markets is dependent upon public taste which is unpredictable and susceptible to change. The theatrical success of a film may also be significantly affected by the number and popularity of other films then being distributed. Accordingly, it is impossible for anyone to predict accurately the success of any film at the time it enters production. The production of a motion picture requires the expenditure of funds based largely on a pre-production evaluation of the commercial potential of the proposed project. The Company has spent approximately $300,000 for the costs of marketing and distribution of Dirty Laundry and has only recouped approximately $160,000 in distribution revenues. There is intense competition within the film industry for exhibition time at theaters, as well as for distribution in other media, and for the attention of the movie-going public and other viewing audiences. Competition for distribution in other media is as intense as the competition for theatrical distribution and not all films are licensed in other media. There are numerous production companies and numerous motion pictures produced, all of which are seeking full distribution and exploitation. Despite the large number of films produced, only a small number of films receive widespread consumer acceptance, and thereby account for a large percentage of total box office receipts.

     7. Labor disputes in Film Industry. Most screenwriters, performers, directors, and technical personnel who will be involved in the films are members of guilds or unions which bargain collectively with producers on an industry-wide basis from time to time. Any work stoppages or other labor difficulties could delay the production of the films, resulting in increased production costs and delayed return of investments.

     8. Competition in Film Industry. The Company will be in competition with other which produce, distribute and exploit and finance films, some of which have substantial financial and personnel resources, which are greater and more extensive than the Company's. These companies include the major film studios, including Disney, Universal, MGM, and Sony as well as the television networks. There is substantial competition in the industry for a limited number of producers, directors, actors, and properties, which are able to attract major distribution in all media and all markets throughout the world.

Risks Associated with the Company's Swimwear Business

         9. Cyclical Apparel Industry; Dependence on Single Product Line. The apparel industry is a cyclical industry, with consumer purchases of swimwear and accessory items and related goods tending to decline during recessionary periods when disposable income is low. Accordingly, a prolonged recession would in all likelihood have an adverse effect on the operations of the Company. Some of the Company's customers, including large retail department store chains, have in recent years experienced financial difficulties and some have filed for protection under Chapter XI of the federal bankruptcy laws. The Company is unable to predict what effect, if any, the financial difficulties encountered by such retailers and other customers will have on the Company's future business. Additionally, the Company currently operates in only one segment of the apparel industry, girl's swimwear and is therefore dependent on the demand for such goods. Decreases in the demand for swimwear products would have a material adverse affect on the Company's business. The Company is in the process of expanding its operations and market segment to include boy's and men's swimwear.

         10. Uncertain Fashion Trends; Inability to Keep Pace with Consumer's Changing Preferences. The Company believes that its success depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. The Company designs its swimwear lines during the months from January to March each year for delivery of products between November and May of the following year. The Company is anticipating in advance consumer preferences for the following year. There can be no assurance, however, that the Company will be successful in this regard. If the Company misjudges the market for any of its products, it may be faced with unsold finished goods, inventory and work in process, which could have an adverse effect on the Company's operations.

         11. Entrance into New Market Segment and New Product Line. The Company presently operates in only one segment of the apparel industry, specifically girl's swimwear, in which it has operated for many years. The Company entered into a licensing agreement with Kawasaki to use the trademark "Jet Ski" for a line of girl's, boy's, and men's swimwear. The Company's production and marketing of boy's and men's swimwear is an entrance into a new market segment for its products. In addition, the Company has not previously marketed any of its products under the Jet Ski name. There can be no assurance that the Company will be successful in this market segment or with this new line. If the Company misjudges the market for this market segment or new line, it may be faced with unsold finished goods, inventory, and work in process, which could have an adverse effect on the Company's operations.

         12. Dependence on Suppliers. The swimwear designs are principally sent to a manufacturer, Zone Company, Ltd., in Korea, which Company provides the knitting and printing for approximately 65% of the fabrics ordered by the Company. Previously during fiscal 1997 and 1996 this company provided approximately 19% and 95% knitting and printing. Once the fabrics are produced, they are principally shipped to P.T. Kizone International, Inc., a company in Indonesia which company sews the garments into finished products. This company provided 95% and 71% of the Company's sewing needs for the years ended December 31, 1997 and 1996, respectively. Although the management of Breaking Waves is of the opinion that there are numerous manufacturers of fabrics and companies which provide sewing on similar terms and prices, there can be no assurances that management is correct in such belief. The unavailability of fabrics or the sewing thereof at current price levels could adversely affect the operations of the Company.

            13. Risks Associated with Concentration of Customers. For the years ended December 31, 1997 and 1996, Breaking Waves has two and two customers which comprise 36% and 12%, and 16% and 12% of net sales, respectively. For the six months ended June 30, 1998 and 1997, Breaking Waves had three and one customers which comprised 14%, 14%, and 11%; and 18% of net sales, respectively. Some of the Company's customers, including large retail department store chains, have recently experienced financial difficulties and some have filed for protection under the federal bankruptcy laws. The Company is unable to predict what effect, if any, the financial difficulties encountered by such retailers and other customers will have on the Company's future business. The loss of either customer or any group of customers could have a material adverse affect on the Company's results of operations.

         14. Seasonality of Business Operations. The Company believes that its business may be considered seasonal with a large portion of its revenues and profits being derived between December and June for shipments being made between November and May. Each year from June to November the Company engages in the process of designing and manufacturing the following seasons swimwear lines, during which time the Company incurs the majority of its expenses, with limited revenues. There can be no assurances that revenues received during December to June will support the Company's operations for the rest of the year.

         15. Competition in Swimwear Industry. The Company's business is highly competitive, with relatively insignificant barriers to entry and with numerous firms competing for the same customers. The Company is in direct competition with local, regional, national, and international swimwear manufacturers, many of which have greater resources and more extensive distribution and marketing capabilities than the Company. Competitive factors include quality, price, style, design, creativity, originality, and service at the wholesale level. In addition, many large retailers have recently commenced sales of "store brand" products, which compete with those sold by the Company. Management believes that the Company's market share is insignificant in the markets in which it sells.

         16. Protection of Intellectual Property. The Company relies on common law trademarks for use of its private label swimwear lines. In addition, the Company has entered into a licensing agreements with Beach Patrol, Inc. and Kawasaki, to use the trademarks "Daffy's Waterwear and "Jet Ski", respectively." In the event the Company, Beach Patrol, Inc. or Kawasaki, breaches their licensing agreement and the Company is unable to continue to use the trademarks, the loss thereof may adversely affect the Company's operations. The Company has also filed to register additional trademarks in the United States, which applications are currently pending. There can be no assurance that such additional trademarks will be registered or if registered, that such marks, as well as the Company's registered mark or marks licensed by the Company will be adequately protect against infringement. In addition, there can be no assurance that the Company will not be found to be infringing on another company's trademark. In the event the Company finds another party infringing upon its trademark, if registered, or is found by another company to be infringing upon such company's trademark, there can be no assurances that the Company will have the financial means to litigate such matters.

Risks Relating to the Offering

         17. Non-U.S. Residence of Principal Stockholder May Result in Special Risks. Ilan Arbel, is the sole officer and director of European Ventures Corp. ("EVC"), a British Virgin Island corporation, the majority stockholder of the Company. Substantially all of the assets of EVC are or may be located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon any of such persons or affiliates, or to enforce against any of them any judgments that may be obtained in the United States courts predicated upon the civil liability provisions of the Act, or the Exchange Act. In addition, there can be no assurance that foreign courts would enforce such judgments, either predicated upon the civil liability provisions of the federal securities laws or otherwise.

         18. Limited Public Market for Securities. At present there is a limited public market for the Company's Securities. There is no assurance that a regular trading market will develop, or if one does develop, that it will be sustained for any period of time. Therefore, purchasers of the Company's securities may be unable to resell such securities at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans even if a regular trading market develops. The underwriter of the Company's public offering, was the principle market maker and a dominant influence in the market for the Company's securities until February 1997. In February 1997, Euro-Atlantic's clearing firm WS Clearing Corp., ceased operations, which froze all the accounts of Euro-Atlantic including its client's accounts and firm trading account. Euro-Atlantic ceased operations immediately thereafter. Immediately with Euro-Atlantic's ceasing operations the market for the Company's securities and its share price were significantly adversely affected and may continue to be adversely affected. The loss of Euro-Atlantic's market making activities of the Company's securities has decreased significantly the liquidity of an investment in such securities and was the cause for the significant decline in the Company's stock price.

     19. No Dividends and None Anticipated. The Company has not paid any dividends nor, because of its present financial status and its contemplated financial requirements, does it contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future.

     20. Increase Public Float Through Shares Available for Resale. A total of 2,686,944 shares of Common Stock have been issued by the Company of which 1,717,294 shares may be deemed "restricted securities" (as such term is defined in Rule 144 issued under the Act) and, in the future, may be publicly sold only if registered under the Act or pursuant to an exemption from registration. Of the restricted shares, (i) 1,280,350 shares were registered for resale in accordance with a registration statement declared effective by the Commission on July 30, 1998, (ii) 350,000 shares are planned to be registered for resale in accordance with a registration statement currently being prepared by the Company, and (iii) all but 14,444 of the remaining restricted shares have been held for in excess of one year and therefore are eligible for resale in accordance with Rule 144. Any sales under Rule 144 or pursuant to the registration statement would, in all likelihood, have a depressive effect on the market price for the Company's Common Stock, Warrants, and Distribution Warrants.

     21. Possible Future Dilution. The Company has authorized capital stock of 20,000,000 shares of Common Stock, par value $.001 per share. Inasmuch as the Company may use authorized but unissued shares of Common Stock without stockholder approval in order to acquire businesses, to obtain additional financing or for other corporate purposes, there may be further dilution of the stockholders' interests.

     22. Restrictions on Exercise of Warrants and Distribution Warrants; Necessity for Updating Registration Statement. The Distribution Warrants offered hereby, and the Warrants, are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Distribution Warrants and Warrants and such shares have been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Distribution Warrants and Warrants. The Company has undertaken to use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Distribution Warrants and Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Distribution Warrants and Warrants, there is no assurance that it will be able to do so. The Company will notify all warrantholders and its transfer agent that the Distribution Warrants and Warrants may not be exercised in the event there is no current prospectus.

     23. Possible delisting of Securities from NASDAQ System; Risks of Low Priced Stocks. In August 1997 Nasdaq increased its maintenance whereby in order to continue to be listed on Nasdaq, the Company is required to maintain (i) net tangible assets of at least $2,000,000 or a market capitalization of $35,000,000 or net income of $500,000 (during the last fiscal year or the two years previous to the last fiscal year), (ii) a minimum bid price of $1.00, (iii) two market makers, (iv) 300 stockholders, (v) at least 500,000 shares in the public float, and (vi) a minimum market value for the public float of $1,000,000. In the event the Company's Securities are delisted from Nasdaq, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's Securities. The Company has applied for a listing on Nasdaq of the Securities being offered hereby. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or if developed, that it will be sustained for any period of time. As of the date of this Prospectus, the Company meets all of the maintenance items listed in (i) - (vi) above, thought the bid price for the Company's Common Stock has been at $1.00, whereby, in the event it decreases the Company would be out of compliance.

     24. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Distribution may find it more difficult to sell their securities.

     25. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          DESCRIPTION OF DISTRIBUTION WARRANTS AND PLAN OF DISTRIBUTION

     On April 15, 1998 the Company's Board of Directors has approved the issuance of a Common Stock purchase warrant dividend (the "Distribution Warrants") to its stockholders, whereby, for each share of Common Stock held by shareholders of record on May 8, 1998, the Company shall issue one warrant to purchase one share of the Company's Common Stock at a exercise price of $4.00. This Prospectus covers the distribution of 2,686,944 Distribution Warrants and the shares of Common Stock issuable upon exercise thereof.

     The Distribution Warrants and the underlying shares of Common Stock, in accordance with this Prospectus, will be in registered form upon issuance, whereby, they may be sold, transferred, or assigned pursuant to the terms of a warrant agreement (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company, as "Warrant Agent" and the holders of Distribution Warrants shall receive upon exercise, unrestricted shares of Common Stock. The following statements are summaries of certain provisions of the Warrant Agreement, copies of which may be examined at the principal corporate offices of the Warrant Agent and a form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following statements are subject to the detailed provisions of the Warrant Agreement.

     The Distribution Warrants will be exercisable for a period of three years commencing twelve months from the date of issuance. Unexercised Warrants will automatically expire at the end of such three-year period. The Distribution Warrants are redeemable by the Company at any time, commencing one year from the issuance, upon 30 days' prior notice, at a redemption price of $.05 each, provided that the closing bid quotation of the Common Stock for at least 20 consecutive trading days, ending on the third day prior to the date on which the Company gives notice, has been at least $6.00. The Distribution Warrants will remain exercisable during the 30 day notice period. In the event that the Company decides to redeem the Warrants, it will notify all warrantholders thereof by mail and will additionally publish a notice of redemption in the Wall Street Journal as to the date of redemption. Redemption of the Distribution Warrants could cause the holders to exercise the Distribution Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Distribution Warrants at the then current market price when they might otherwise wish to continue to hold the Distribution Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Distribution Warrants at the time of redemption. The Company will not redeem the Distribution Warrants at any time in which its registration statement is not current, enabling investors to exercise their Distribution Warrants during the 30 day notice period in the event of a warrant redemption by the Company.

     Although the Company has no current intention of reducing the exercise price or extending the exercise period of the Distribution Warrants, it is possible that either or both of such changes may be effected by resolution of the Board of Directors in the future. In the event that the exercise price of the Distribution Warrants is reduced, or the exercise period of the Distribution Warrants is extended, the Company will be required to have a post-effective amendment filed and declared effective before the Distribution Warrants could be exercised. The exercise price and the number of shares or other securities purchasable upon exercise of any Distribution Warrants are subject to adjustment upon the occurrence of certain events, including the issuance of shares of Common Stock as a dividend and any recapitalization, reclassification, or split-up or reverse split of the Common Stock. No adjustment in the exercise price will be required to be made with respect to the Distribution Warrants until cumulative adjustments amount to $0.01 or more per warrant; however, any such adjustment not required to be made at any given time due to such exception will be carried forward and taken into account in any subsequent adjustment.

     In the event of any reclassification, capital reorganization, or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding Common Stock), or a sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each Distribution Warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets, or cash to which a holder of the number of shares of Common Stock purchasable (at the time of such reclassification, reorganization, consolidation, merger, or sale) upon exercise of such Warrant would have been entitled upon such reclassification, reorganization, consolidation, merger, or sale. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the holder of a Distribution Warrant would thereafter be limited to exercising such Distribution Warrant at the exercise price in effect at such time for the amount of cash per share that a Distribution Warrant holder would have received had such holder exercised such Distribution Warrant and received shares of Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the Distribution Warrant.

     The Distribution Warrant Agreement contains provisions permitting the Company and the Warrant Agent to supplement the Warrant Agreement in order to cure any ambiguity, to correct any provision contained therein which may be defective or inconsistent with any other provisions therein, or to make other provisions which the Company and the Warrant Agent may deem necessary or desirable and which do not adversely affect the interests of the warrantholders. Warrantholders, by virtue of their ownership of Distribution Warrants alone, have no right to vote on matters submitted to the Company's stockholders and have no right to receive dividends. The holders of Distribution Warrants also are not entitled to share in the Company's assets in the event of dissolution, liquidation or winding up.

     In order for a warrantholder to be able to exercise his warrant, the Company must have a current Registration Statement on file with the Securities and Exchange Commission and, unless otherwise exempt, the State Securities Commission of the State in which the warrantholder resides. Accordingly, the Company would be required to file post-effective amendments to its Registration Statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Distribution Warrants. Although the Company has undertaken and intends to keep its Registration Statement current, there can be no assurance that the Company will keep its Registration Statement current and, if for any reason it is not kept current, the Distribution Warrants will not be exercisable and will lose all value. The Company's Transfer Agent has also been appointed as its Warrant Agent responsible for all record keeping and administrative functions in connection with the Distribution Warrants.

Reports to Shareholders

     The Company has adopted December 31st as its fiscal year end. The Company will furnish annual reports to its shareholders containing audited consolidated financial statements, together with an opinion by independent certified public accountants. In addition, the Company may, in its discretion, furnish to shareholders interim quarterly reports containing unaudited financial information.


                                 LEGAL OPINIONS

     Legal matters relating to Securities offered hereby will be passed on for the Company by its counsel, David S. Klarman, Esq.


                                     EXPERTS

     The consolidated financial statements of the Company for the years ended December 31, 1997 and 1996 included in Form 10-KSB for the Company's fiscal year ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by Scarano & Tomaro, P.C., Independent Certified Public Accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended with respect to the Securities to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, some of which is incorporated by reference from prior filings of the Company. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and all reports incorporated herein by reference, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C., 20549. The Commission maintains a World Wide Web site that contains reports, proxy, and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         Registration Fee                                                                         $   3706
         Accounting Fees                                                                              2,500  (1)
         Legal Fees                                                                                 12,500  (1)
         Printing Fees                                                                                2,500  (1)
         Miscellaneous                                                                                2,500  (1)
                                                                                                  ----------
         Total                                                                                   $  23,706  (1)


(1)      Estimated.


Item 15.  Indemnification of Directors and Officers.

         As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation and By-laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its shareholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law or illegal personal gain.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

         The following exhibits are hereby filed with the Commission with the Company's Registration Statement on Form S-3, dated August __, 1998.

  5.0                      -        Opinion of David S. Klarman, Esq.
  4.5                      -        Form of Distribution Warrant Agreement between the Company and Continental Stock Transfer
                                    & Trust Company.
23(a)                      -        Consent of Scarano & Tomaro, P.C.
23(b)                      -        Consent of David S. Klarman, Esq. is included in the opinion filed as Exhibit 5.0

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or deletion of a managing Underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the distribution of such securities at the time shall be deemed to be the initial bona fide distribution thereof.

     (3) To remove from registration by means of Post-Effective Amendment any of the shares of Common Stock underlying the Distribution Warrants being registered which remain unissued at the expiration of the Distribution Warrants.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, on the 25th day of August, 1998.

                                                     Hollywood Productions, Inc.



                                            By:       \s\ Harold Rashbaum
                                                     Harold Rashbaum
                                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



\s\ Harold Rashbaum                                  Chief Executive Officer                              08/25/98
Harold Rashbaum                                      President and director                               Date



\s\ Robert DiMilia                                   Vice President and Director                          08/25/98
Robert DiMilia                                                                                            Date


\s\ James Frakes                                     Director                                              08/25/98
James Frakes                                                                                               Date


\s\ Alain A. Le Guillou, M.D.                        Director                                              08/25/98
Alain A. Le Guillou, M.D.                                                                                  Date


                                      II-4